Exhibit 10.2

EXECUTION COPY

The material marked by asterisks within brackets ([**]) on pages 2, 12, 39 and 40 of this document has been omitted pursuant to a request for confidential treatment from the Commission in accordance with 17 CFR §240.24b-2.

$150,000,000

CREDIT AGREEMENT

among

ITG INC.,

as Borrower,

INVESTMENT TECHNOLOGY GROUP, INC.

as Guarantor,

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

as Syndication Agent,

BANK OF MONTREAL,

as Documentation Agent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of January 31, 2011

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED and BMO CAPITAL MARKETS

as Joint Lead Arrangers and Joint Bookrunners

3.18	Security Documents	34

SECTION 4. CONDITIONS PRECEDENT		35

4.1	Conditions to Closing Date	35
4.2	Conditions to Each Extension of Credit	36

SECTION 5. AFFIRMATIVE COVENANTS		36

5.1	Financial Statements	37
5.2	Certificates; Other Information	37
5.3	Payment of Obligations	38
5.4	Maintenance of Existence; Compliance	38
5.5	Maintenance of Property; Insurance	38
5.6	Inspection of Property; Books and Records; Discussions	38
5.7	Notices	39
5.8	Compliance with Regulatory Requirements	39

SECTION 6. NEGATIVE COVENANTS		39

6.1	Financial Condition Covenants	39
6.2	Liens	40
6.3	Fundamental Changes	41
6.4	Disposition of Property	42
6.5	Restricted Payments	43
6.6	Capital Expenditures	43
6.7	Investments	43
6.8	Transactions with Affiliates	44
6.9	Changes in Fiscal Periods	44
6.10	Lines of Business	44

SECTION 7. GUARANTEE		44

7.1	Guarantee	44
7.2	No Subrogation	45
7.3	Amendments, etc. with respect to the Obligations	45
7.4	Guarantee Absolute and Unconditional	45
7.5	Reinstatement	46
7.6	Payments	46

SECTION 8. EVENTS OF DEFAULT		46

SECTION 9. THE AGENTS		49

9.1	Appointment	49
9.2	Delegation of Duties	49
9.3	Exculpatory Provisions	49
9.4	Reliance by Administrative Agent	49

9.5	Notice of Default	50
9.6	Non-Reliance on Agents and Other Lenders	50
9.7	Indemnification	50
9.8	Agent in Its Individual Capacity	51
9.9	Successor Administrative Agent	51
9.10	Syndication Agent; Documentation Agent	51

SECTION 10. MISCELLANEOUS		51

10.1	Amendments and Waivers	51
10.2	Notices	53
10.3	No Waiver; Cumulative Remedies	54
10.4	Survival of Representations and Warranties	54
10.5	Payment of Expenses	54
10.6	Successors and Assigns; Participations and Assignments	55
10.7	Adjustments; Set-off	57
10.8	Counterparts	58
10.9	Severability	58
10.10	Integration	58
10.11	GOVERNING LAW	58
10.12	Submission To Jurisdiction; Waivers	58
10.13	Acknowledgements	59
10.14	Releases of Guarantees and Liens	59
10.15	Confidentiality	59
10.16	WAIVERS OF JURY TRIAL	60
10.17	USA PATRIOT Act	60

SCHEDULES:

1.1A	Commitments
1.1B	Broker-Dealer Licenses and Memberships
1.1C	Broker-Dealer Subsidiaries
3.1	Guarantee Obligations
3.4	Consents, Authorizations, Filings and Notices
3.12	ERISA
3.14	Subsidiaries
3.18(a)	UCC Filing Jurisdictions
6.2(f)	Existing Liens
6.6	Exempt Capital Expenditures
6.7(h)	Existing Investments

EXHIBITS:

A	Form of Security Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Exemption Certificate
F	Form of Borrowing Request
G	Form of Pledged Eligible Assets Notice
H	Form of Borrowing Base B Limit Notice

CREDIT AGREEMENT (this “Agreement”), dated as of January 31, 2011, among ITG INC., a Delaware corporation (the “Borrower”), INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (the “Guarantor”), the several banks and other financial institutions or entities from time to time parties to this Agreement (including, for the avoidance of doubt, any Incremental Lender, the “Lenders”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), BANK OF MONTREAL, as documentation agent (in such capacity, the “Documentation Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  For purposes of Section 6.8, “Affiliate” shall also include a Person with the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”:  the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agent.

“Agreement”:  as defined in the preamble hereto.

“Applicable Margin”:  2.50%.

“Applicable Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding.

“Approved Fund”:  as defined in Section 10.6(b).

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Commitment”:  as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Revolving Extensions of

Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.5(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing”: Revolving Loans made or continued by the Lenders, or Swingline Loans made or continued by the applicable Swingline Lenders, in either case on the same date.

“Borrowing Base A Loans”: any Loans which are secured by Pledged Eligible Assets.

“Borrowing Base B Limit”: at any time, an amount equal to [**]% of the excess, if any, of the Eligible NSCC Margin Deposits at such time over the Eligible NSCC Margin Deposits in effect as at the close of business on the day in the prior calendar month (or, if the certificate for such prior calendar month with respect to Eligible NSCC Margin Deposits has not been delivered pursuant to Section 5.2(c), the preceding calendar month) that was the day having the 10th lowest Eligible NSCC Margin Deposits during such calendar month.

“Borrowing Base B Limit Notice”: as defined in Section 2.2(a).

“Borrowing Base B Loans”: any Loans the purpose and use of which is to satisfy NSCC Deposit Requirements.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request”: as defined in Section 2.2(a).

“Broker-Dealer Licenses and Memberships”:  (a) the memberships of each Broker Dealer Subsidiary that is a Domestic Subsidiary with NSCC, DTC and FINRA, (b) the other memberships listed on Schedule 1.1B of each Broker-Dealer Subsidiary, (c) the licenses with Governmental Authorities listed on Schedule 1.1B of each Broker-Dealer Subsidiary.

“Broker-Dealer Registrations”:  the registrations of each Broker-Dealer Subsidiary with the SEC and all other Governmental Authorities which require registration and have jurisdiction over such Broker-Dealer Subsidiary.

“Broker-Dealer Subsidiaries”: the Subsidiaries of the Guarantor listed on Schedule 1.1C and any other Subsidiary of the Guarantor that becomes a registered broker-dealer after the date hereof.

“Business”:  as defined in Section 3.16(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to determinations of the Eurodollar Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of furniture, fixtures and equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (1) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (2) are rated AAA by S&P and Aaa by Moody’s and (3) have portfolio assets of at least $5,000,000,000 or (i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall not be later than January 31, 2011.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property and assets of the Borrower with respect to which a Lien is purported to be granted in favor of the Administrative Agent pursuant to a Security Document.

“Commitment”:  as to any Lender, the obligation of such Lender to make Revolving Loans and participate in Swingline Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A, in the Assignment and Assumption pursuant to which such Lender became a party hereto, or in the Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Incremental Commitment, as the same may be changed from time to time pursuant to the terms hereof.  The original amount of the Total Commitments is $150,000,000.

“Commitment Fee Rate”:  0.50% per annum.

“Commitment Period”:  the period from and including the Closing Date to the Termination Date.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under “common control” with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer with any Loan Party under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated October 2010 and furnished to certain Lenders.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, excluding any items in this clause (b) attributable to Excluded Debt, (c) depreciation and amortization expense, excluding amortization expense attributable to Excluded Debt, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or nonrecurring or unusual charges, expenses or losses, (f) non-recurring fees, expenses or charges related to any offering of equity interests, Investments permitted hereunder, Permitted

Acquisitions or Indebtedness permitted hereunder (in each case, whether or not successful), (g) any net after-tax loss from discontinued operations and any net after-tax losses on disposal of discontinued operations; (h) any net after-tax losses, or any subsequent charges or expenses, attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business, (i) any non-cash impairment charges or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 or No. 144 and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141; (j) any non-cash expense realized or resulting from any employee benefit plans, post-employment benefit plans, deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Subsidiaries; (k) non-cash losses and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and fair value accounting pursuant to customary securities industries practices; (l) non-cash charges for deferred tax asset valuation allowances and (m) any amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any Permitted Acquisition that is consummated hereafter and minus, the sum of (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (ii) income tax benefits (to the extent not netted from income tax expense), (iii) any other non-cash income, (iv) any net after-tax income from discontinued operations and any net after-tax gains on disposal of discontinued operations, (v) any net after-tax gains attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business, (vi) any non-cash gains resulting from the application of Statement of Financial Accounting Standards No. 142 or No. 144 and (vii) non-cash gains or income resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and fair value accounting pursuant to customary securities industries practices and (b) any cash payments made during such period in respect of items described in clause (j) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Guarantor or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Guarantor and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business of the Guarantor and/or its Subsidiaries or constitutes all or substantially all of the common stock of any Subsidiary and (b) yields gross proceeds to the Guarantor or any of its Subsidiaries in excess of $1,000,000.

“Consolidated Leverage Ratio”:  at any date, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the four fiscal quarters of the Guarantor most recently ended on or prior to such date.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Guarantor or is merged into or consolidated with the Guarantor or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Guarantor) in which the Guarantor or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Guarantor or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided, further, that clause (c) above shall not exclude the undistributed earnings of any Subsidiary in situations where the only restriction on the ability of such Subsidiary to declare or pay dividends or make similar distributions arises from regulatory restrictions (or Contractual Obligations relating to compliance with law or regulatory restrictions).

“Consolidated Tangible Net Worth”:  at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Guarantor and its Subsidiaries under stockholders’ equity at such date minus the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets (but only to the extent that such items would be included on a consolidated balance sheet of the Guarantor and its Subsidiaries in accordance with GAAP).

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Guarantor and its Subsidiaries at such date, determined on a consolidated basis (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP) but excluding Excluded Debt.

“Continuing Directors”:  the directors of the Guarantor on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Guarantor is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, the Swingline Lenders or any other Lender.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deficiency”: as defined in Section 2.8(a).

“Deficiency Notice”: as defined in Section 2.8(a).

“Disposition”:  with respect to any property, any sale, lease, Sale/Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Diversified Pool”: at any time, all Pledged Eligible Assets not included at such time in the Non-Diversified Pool.

“Documentation Agent”: as defined in the preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“DTC”: The Depository Trust Company and its successors and assigns.

“Eligible Assets”: at any time, common and preferred equity securities, ADRs and exchange-traded funds that are then listed on the NYSE, NASDAQ or Amex (regardless of the venue used to execute trades with respect to such securities); provided, in any event, that “Eligible Assets” shall not include warrants or options; and provided further that (i) for purposes of determining the Loan Value of the Pledged Eligible Assets in the Diversified Pool, securities issued by any single issuer and its affiliates (other than Eligible ETFs) shall constitute “Eligible Assets” only to the extent that the Market Value of such securities of such single issuer and its affiliates does not exceed 20% of the aggregate Market Value of all Pledged Eligible Assets in the Diversified Pool at such time and (ii) for purposes of determining the Loan Value of the Pledged Eligible Assets in the Non-Diversified Pool, securities issued by any single issuer and its affiliates (other than Eligible ETFs) shall constitute “Eligible Assets” only to the extent that the Market Value of such securities of such single issuer and its affiliates does not exceed $30,000,000 at such time.

“Eligible ETFs”: any reasonably diversified exchange-traded funds that the Borrower requests be considered an “Eligible ETF” for purposes hereof, subject to the consent of the Administrative Agent to such exchange-traded fund being considered an “Eligible ETF” (such consent not to be unreasonably withheld or delayed).  For the avoidance of doubt, leveraged exchange-traded funds shall not constitute “Eligible ETFs”.

“Eligible NSCC Margin Deposits”: NSCC Margin Deposits, other than any such deposits relating to individual transactions that are outstanding for more than five Business Days.   The amount of Eligible NSCC Margin Deposits at any time shall not exceed the NSCC Deposit Requirements applicable to the Borrower at such time.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  for any day, the rate per annum determined on the basis of the rate for deposits in Dollars for an interest period of one month commencing two Business Days thereafter appearing on Reuters Page LIBOR01 (or any successor or substitute page which displays an average British Bankers Association Interest Settlement Rate) as of 11:00 A.M., London time, on such day (or, if such day is not a Business Day, the preceding Business Day).  In the event that such rate does not so appear, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, on such day (or, if such day is not a Business Day, the preceding Business Day) in the London interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on such day for an interest period of one month commencing two Business Days thereafter.

“Eurodollar Rate”:  for any day, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 8(k)(i).

“Excluded Debt”: Indebtedness incurred (a) in the ordinary course of business by or on behalf of any Broker-Dealer Subsidiary that is (i) secured by marketable securities under customary terms (including, without limitation, all Borrowing Base A Loans) or (ii) unsecured but where such Subsidiary holds, or will have the right to hold pursuant to pending securities transactions and in accordance with applicable laws and regulations, unencumbered marketable securities sufficient, at the time of the securities transaction which gave rise to any such Indebtedness, to refinance such Indebtedness in the ordinary course of business on a secured basis using such securities as collateral or (b) by the Borrower pursuant to this Agreement in connection with Borrowing Base B Loans.

“Excluded Taxes”: as defined in Section 2.13(a).

“FATCA”: Sections 1471 through 1474 of the Code as of the date hereof and any existing or future regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by interbank Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three interbank Federal funds brokers of recognized standing selected by it.

“Federal Funds Rate”: for any day for any Borrowing, a rate per annum equal to the greater of (a) the rate of interest per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers at the approximate time of such Borrowing (for the first day of such Borrowing and until the next Business Day) and 12:00 Noon (New York City time) (for each subsequent Business Day while such Borrowing is outstanding and until the next Business Day), selected by the Administrative Agent, for Federal Funds and (b) the Eurodollar Rate for such day.  For the avoidance of doubt, the Federal Funds Rate shall be determined on each Business Day on which a Borrowing of Loans is requested or outstanding, as provided herein.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“FINRA”:  the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“FOCUS Report”: the Financial and Operational Combined Uniform Single Report on Form X-17A-15. A “Part II FOCUS Report” is a report filed on Form X-17A-5 Part II.

“Funding Default”: means the failure by a Defaulting Lender to fund any portion of its Loans as of the time required to be funded by it hereunder or to acquire participating interests in Swingline Loans in accordance with Section 2.4.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that (i) for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1 and (ii) right-to-use assets and lease commitment liabilities arising from lease-related Accounting Changes effected at any time after the Closing Date, to the extent such assets and liabilities would not have been classified or recognized as assets or liabilities under GAAP as in effect as of the Closing Date, shall not be given effect for any purpose under this Agreement.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then, at the request of the Borrower or the Administrative Agent, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Guarantor and its Subsidiaries.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  as defined in the preamble hereto.

“Increased Amount Date”: as defined in Section 2.17(a).

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $100 million over (b) the aggregate amount of all Incremental Commitments established prior to such time pursuant to Section 2.17.

“Incremental Assumption Agreement”: an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Commitment”: any increased or incremental Commitment provided pursuant to Section 2.17.

“Incremental Lender”: a Lender with a Commitment or an outstanding Revolving Loan as a result of an Incremental Commitment.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements and (k) for the purposes of Section 8(e) only, all obligations or liabilities of such Person arising from a Repo Transaction; provided, that the term “Indebtedness” shall not include (A) payments with respect to deferred employee compensation and (B) agreements providing for indemnification, for the adjustment of purchase price or for similar adjustments in connection with a Permitted Acquisition or a Disposition permitted by Section 6.4.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Revolving Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, the date of a termination of all of the outstanding Commitments under Section 2.6 and the final maturity date of such Loan and (b) as to any Swingline Loan, the day that such Loan is required to be or is repaid.

“Investments”:  as defined in Section 6.7.

“IRS”: as defined in section 2.13(f).

“Lenders”:  as defined in the preamble hereto.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Permitted Liens”: as defined in the Security Agreement.

“Liquidity Ratio”:  at any time, the ratio of (a) the sum of (i) unencumbered marketable securities (after taking into account prudent and customary financing haircuts) and cash and Cash Equivalents held by the Borrower that would not be reflected as “restricted” or “segregated” on a consolidated balance sheet of the Borrower and its Subsidiaries and (ii) Eligible NSCC Margin Deposits (solely to the extent of the lesser of (x) the excess, if any, of the Borrowing Base B Limit at such time over the aggregate amount of all Borrowing Base B Loans outstanding on such date and (y) the Available Commitments) to (b) the sum of the aggregate principal amount of its unsecured Indebtedness and accrued compensation liabilities, excluding (i) liabilities for intercompany advances funded by the Guarantor or one of its Subsidiaries with long-term capital and (ii) all Loans under this Agreement.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  the Borrower and the Guarantor.

“Loan Value”: (a) as to the Pledged Eligible Assets in the Diversified Pool at any time, the product of (i) [**]% and (ii) the aggregate Market Value of all Pledged Eligible Assets as most recently determined by the Administrative Agent and (b) as to the Pledged Eligible Assets in the Non-Diversified Pool at any time, the product of (i) [**]% and (ii) the aggregate Market Value of all Pledged Eligible Assets as most recently determined by the Administrative Agent.

“Market Value”: as to any Pledged Eligible Asset, the market value determined by the Administrative Agent in its usual and customary manner for loans to broker-dealers based on pricing information with respect to such Pledged Eligible Asset reasonably available to the Administrative Agent from one or more pricing services selected by the Administrative Agent in its reasonable discretion.

“Material Adverse Effect”:  a material adverse effect on (a) the business, property, operations or financial condition of the Guarantor and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.  For the avoidance of doubt, any non-cash writedown of goodwill or other intangible assets shall not in and of itself be a Material Adverse Effect for purposes hereof.

“Material Group Member”: the Borrower, the Guarantor or any Material Subsidiary.

“Material Subsidiary”: any Subsidiary of the Guarantor that, as of the last day of the most recently ended fiscal quarter of the Guarantor, had assets or revenues (on a consolidated basis including its Subsidiaries) with a value in excess of 2.0% of the consolidated assets of the Guarantor or 2.0% of the consolidated revenues of the Guarantor; provided, that in the event Subsidiaries that would otherwise not be Material Subsidiaries shall in the aggregate account for a percentage in excess of 5.0% of the consolidated assets of the Guarantor or 5.0% of the consolidated revenues of the Guarantor as of the end of and for the most recently completed fiscal year, then one or more of such Subsidiaries as designated by the Guarantor (or, if the Guarantor shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to the consolidated assets of the Guarantor), shall be included as Material Subsidiaries to the extent necessary to eliminate such excess.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum TNW”: as defined in Section 6.1.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Capital”: as defined in paragraph (c)(2) of Rule 15c3-1 of the Exchange Act.

“Non-Diversified Pool”: at any time, the Pledged Eligible Assets as noted in a notice by the Borrower to the Administrative Agent as being included in the “Non-Diversified Pool” at such time.

“Non-Consenting Lender”: as defined in section 2.15(b).

“Non-Excluded Taxes”:  as defined in Section 2.13(a).

“Non-U.S. Lender”:  as defined in Section 2.13(f).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“NSCC”:  the National Securities Clearing Corporation.

“NSCC Deposit Requirements”:  cash collateral requirements established by NSCC in connection with securities clearing services provided by NSCC, as such requirements may be adjusted from time to time.

“NSCC Margin Deposits”:  deposits made by the Borrower with NSCC in connection with securities clearing services provided to it by NSCC.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (but not Excluded Taxes).

“Participant”:  as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.17.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition  by any Group Member of all or substantially all the assets of, or shares or other equity interests in, a Person or division or line of business of a Person, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (b) the Guarantor and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 6.1 recomputed as at the last day of the most recently ended fiscal quarter of the Guarantor and the Subsidiaries as if such acquisition and related financings or other transactions had occurred on the first day of each relevant period for testing such compliance.

“Permitted Liens”: as defined in the Security Agreement.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which a Loan Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Eligible Assets”: Eligible Assets that have been pledged to the Administrative Agent for the benefit of the Lenders to secure the obligations of the Borrower in respect of Borrowing Base A Loans pursuant to the terms of the Security Agreement.

“Pledged Eligible Assets Notice”: as defined in Section 2.2(a).

“pro forma”:  all pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect (x) any projected synergies or similar benefits expected to be realized as a result of such event to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (y) any other demonstrable cost-savings and other synergies and adjustments not included in the foregoing clause (x) that are reasonably anticipated by the Borrower to be achieved in connection with any such event for the 12-month period following the consummation of such event, which the Borrower determines are reasonable and as set forth in a certificate of the chief financial officer of the Borrower; provided, that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (y) shall not exceed 15% of the amount which could have been Consolidated EBITDA in the absence of the adjustment pursuant to this clause (y).

“Properties”: as defined in Section 3.16(a).

“Proposed Change”: as defined in Section 2.15(b).

“Quarterly Condensed Consolidated Financial Statements”: the unaudited condensed consolidated balance sheet of the Borrower and the related statements of income and cash flows and the related notes, disclosures, and other narrative materials provided to FINRA on a quarterly basis.

“Refunded Swingline Loans”: as defined in Section 2.4.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repo Transaction”: any of the following: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived as of the date hereof under PBGC Reg. § 4043.

“Required Lenders”:  at any time, Lenders holding more than 50% of the Total Commitments then in effect or, if all of the Commitments have been terminated, the Total Extensions of Credit then outstanding, subject to Section 2.16.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. Notwithstanding anything in this Agreement to the contrary, any reference in this Agreement to the adoption of or a change in a Requirement of Law after the date hereof (or substantially similar reference) shall be deemed to include the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, treasurer, controller or head of operations), but in any event, with respect to financial matters, the chief financial officer or controller of such Loan Party.

“Restricted Payments”:  as defined in Section 6.5.

“Revolving Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Loans”:  as defined in Section 2.1(a).

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by any Group Member whereby such Group Member transfers such property to a Person and a Group Member leases it from such Person, other than leases among Group Members.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Agreement”: the Security Agreement dated as of the date hereof among the Borrower and the Administrative Agent, for the benefit of the Lenders, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents”:  the collective reference to the Security Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”:  any Plan other than a Multiemployer Plan that is subject to Title IV of ERISA.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Guarantor.

“Supermajority Lenders”:  at any time, Lenders holding more than 75% of the Commitments then in effect, or, if all of the Commitments have been terminated, the Total Extensions of Credit then outstanding, subject to Section 2.16.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Lenders”:  each Lender designated as such by the Borrower, with the consent of such Lender, in a written or telephonic notice to the Administrative Agent for one or more Borrowings of Swingline Loans in an aggregate amount as so consented to by such Lender.

“Swingline Loans”:  as defined in Section 2.3.

“Swingline Participation Amount”:  as defined in Section 2.4.

“Syndication Agent”:  as defined in the preamble hereto.

“Termination Date”:  January 31, 2014.

“Total Commitments”:  at any time, the aggregate amount of the Commitments then in effect.

“Total Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”:  any Assignee or Participant.

“United States”:  the United States of America.

“U.S. Lender”: as defined in section 2.13(f).

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2           Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1           Revolving Commitments.  (a)   Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time on any Business Day during the Commitment Period, at such times as the Borrower may request in accordance with Section 2.2, in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Applicable Percentage of the aggregate principal amount of Swingline Loans then outstanding, does not exceed the amount of such Lender’s Commitment; provided, however, that (i) no Revolving Loan shall be made to the extent the aggregate unpaid principal amount of all Loans would exceed the Total Commitments, (ii) no Borrowing Base A Loans shall be made to the extent that the aggregate unpaid principal amount of all Borrowing Base A Loans would exceed  the aggregate Loan Value of the Pledged Eligible Assets (including the Pledged Eligible Assets referred to in Section 2.2(a)(ii) with respect to such Revolving Loan) and (iii) no Borrowing Base B Loans shall be made to the extent that the aggregate amount of all Borrowing Base B Loans would exceed the Borrowing Base B Limit; provided further that Borrowing Base B Loans may not be borrowed on any date in any rolling period of 90 consecutive days if Borrowing Base B Loans have already been outstanding for 30 days during such period.  During the Commitment Period, the Borrower may borrow, prepay the Revolving Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

(b)  The Borrower shall repay all outstanding Revolving Loans on the Termination Date.

(c)  The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

2.2           Procedure for Revolving Loan Borrowing.   (a)  The Borrower may borrow Revolving Loans during the Commitment Period on any Business Day, provided that the Borrower shall deliver to the Administrative Agent, no later than 3:00 P.M., New York City time, on the requested Borrowing Date, (i) irrevocable notice in substantially the form of Exhibit F hereto (a “Borrowing Request”), specifying (A) the amount of Revolving Loans to be borrowed, (B) whether such Loans are to be Borrowing Base A Loans or Borrowing Base B Loans or a combination thereof and (C) the requested Borrowing Date and (ii) (A) in the case of Borrowing Base A Loans, a notice in substantially the form of Exhibit G (a “Pledged Eligible Assets Notice”) detailing the Pledged Eligible Assets that will secure the requested Loans and (B) in the case of Borrowing Base B Loans, a notice substantially in the form of Exhibit H (a “Borrowing Base B Limit Notice”) detailing the Borrowing Base B Limit, after giving effect to the borrowing of the Borrowing Base B Loans requested thereby and application of the proceeds thereof as Eligible NSCC Margin Deposits (which shall not be less than the aggregate principal amount of the Borrowing Base B Loans to be outstanding after giving effect to the Borrowing Base B Loans requested in the related Borrowing Request).  The Borrowing Request and Pledged Eligible Assets notice, if applicable, shall be delivered by facsimile transmission (with any such transmission deemed delivered upon receipt by Borrower of a facsimile transmission confirmation) to the Loan & Agency and IB Loan Operations Departments of the Administrative Agent at the addresses set forth in Section 10.2.   The Borrower shall give notification, by telephone, to the Administrative Agent that the Borrowing Request and Pledged Eligible Assets Notice, if applicable, have been delivered to the Administrative Agent.  Upon its receipt of a Pledged Eligible Assets Notice, the Administrative Agent shall calculate the Loan Value of the Eligible Assets identified therein, including those referred to in clause (ii), and promptly notify the Borrower if the requirements of Section 2.1(a)(ii) are not satisfied.

(b)   Each borrowing under the Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $5,000,000, such lesser amount); provided, that each Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments in other amounts pursuant to Section 2.4.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office promptly, but in any event prior to 5:00 P.M., New York City time, on the Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent.  Such borrowing (or, in the case of a borrowing of Borrowing Base A Loans, the portion thereof which is covered by the Loan Value of the Eligible Assets identified in the applicable Pledged Eligible Assets Notice as calculated by the Administrative Agent pursuant to Section 2.2(a)) will then be made available to the Borrower by the Administrative Agent by its transferring the aggregate amount made available to the Administrative Agent by the Lenders (or the relevant portion thereof) and in like funds as received by the Administrative Agent to a settlement bank for the Borrower or to DTC or NSCC or otherwise as directed by the Borrower, in either case on behalf of the Borrower and as directed by it.  Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall transfer the proceeds of any Borrowing Base A Loans as set forth above prior to the related pledge of Eligible Assets being confirmed, so long as such Eligible Assets have been identified by the Borrower in a Pledged Eligible Assets Notice as being due to be delivered to it or otherwise become available through DTC on the same day as such Pledged Eligible Assets Notice, in each case in accordance with the terms of the Security Agreement.

2.3           Swingline Loans.  (a)  Subject to the terms and conditions hereof, the Swingline Lenders may, in their sole discretion, agree to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the Borrower shall not use the proceeds of any Swingline Loan to refinance or repay any outstanding Swingline Loan and (ii) the Borrower shall not request, and the Swingline Lenders shall not make, any Swingline Loans if, after giving effect to the making of such Swingline Loans, the aggregate amount of the Available Commitments would be less than zero; provided, however, that (i) no Swingline Loan shall be made to the extent the aggregate unpaid principal amount of all Loans would exceed the Total Commitments (ii) no Swingline Loan that is a Borrowing Base A Loan shall be made to the extent that the aggregate unpaid principal amount of all Borrowing Base A Loans would exceed the aggregate Loan Value of the Pledged Eligible Assets (including the Pledged Eligible Assets referred to in Section 2.4(a)(ii) with respect to such Swingline Loan) and (iii) no Swingline Loan that is a Borrowing Base B Loan shall be made to the extent that the aggregate principal amount of all Borrowing Base B Loans would exceed the Borrowing Base B Limit; provided further that Borrowing Base B Loans may not be borrowed on any date in any rolling period of 90 consecutive days if Borrowing Base B Loans have already been outstanding on 30 days during such period.  During the Commitment Period, the Borrower may borrow, repay the Swingline Loans in whole or in part and reborrow, all in accordance with the terms and conditions hereof.

(b)  The Borrower shall repay to the Swingline Lenders the then unpaid principal amount of any Swingline Loans on the earlier of the Termination Date and the fourth Business Day after such Swingline Loans are made.

(c)  For the avoidance of doubt, the provision of Swingline Loans by any Swingline Lender shall be in addition to, and shall not relieve such Lender from, its obligation to make Revolving Loans ratably in proportion to the amount of, its Commitment.

2.4           Procedure for Swingline Borrowing; Refunding of Swingline Loans.  (a)  The Borrower may borrow Swingline Loans during the Commitment Period on any Business Day, subject to the consent of the applicable Swingline Lender or Swingline Lenders, provided that the Borrower shall deliver to the Administrative Agent, no later than 4:00 P.M. (or such later time as agreed by such Swingline Lender), New York City time, on the requested Borrowing Date, (i) a Borrowing Request specifying (A) the amount of Swingline Loans to be borrowed and the Swingline Lender or Lenders that agreed to make such Swingline Loans (and the respective amounts thereof to be made by them), (B) whether such Loans are to be Borrowing Base A Loans or Borrowing Base B Loans or a combination thereof and (C) the requested Borrowing Date (which shall be a Business Day during the Commitment Period) and (ii) in the case of Borrowing Base A Loans, a Pledged Eligible Assets Notice and in the case of Borrowing Base B Loans, a Borrowing Base B Limit Notice; provided further that Borrowing Base B Loans may not be borrowed on any date in any rolling period of 90 consecutive days if Borrowing Base B Loans have already been outstanding on 30 days during such period.  The Borrowing Request and Pledged Eligible Assets Notice, if applicable, shall be delivered by facsimile transmission (with any such transmission deemed delivered upon receipt by the Borrower of a facsimile transmission confirmation) to the Loan & Agency and IB Loan Operations Departments of the Administrative Agent at the addresses set forth in Section 10.2, with a copy to each applicable Swingline Lender.   The Borrower shall give notification, by telephone, to the Administrative Agent that the Borrowing Request has been delivered to the Administrative Agent.  Each Swingline Lender that has agreed to make Swingline Loans covered by such request shall promptly confirm such agreement to the Administrative Agent.  Upon its receipt of a Pledged Eligible Assets Notice, the Administrative Agent shall calculate the Loan Value of the Pledged Eligible Assets, including those referred to in clause (ii), and promptly notify the Borrower and each applicable Swingline Lender if the requirements of Section 2.1(a)(ii) are not satisfied.

(b)  Each borrowing of Swingline Loans shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be made by the applicable Swingline Lender or Lenders.  Not later than 5:00 P.M. (or, if earlier, within one hour following the Borrowing Request with respect thereto) on the Borrowing Date specified in a notice in respect of Swingline Loans, each Swingline Lender participating in such Swingline Loans shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swingline Loans to be made by such Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan (or, in the case of a Borrowing of Borrowing Base A Loans, the portion thereof which is covered by the Loan Value of the Pledged Eligible Assets as calculated by the Administrative Agent pursuant to Section 2.4(a)) available to the Borrower on such Borrowing Date by its transferring the aggregate amount made available to the Administrative Agent by such Swingline Lenders and in like funds as received by the Administrative Agent to a settlement bank for the Borrower or to DTC or NSCC or otherwise as directed by the Borrower, in either case on behalf of the Borrower and as directed by it.  Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall transfer the proceeds of any Swingline Loans that are Borrowing Base A Loans as set forth above prior to the related pledge of Eligible Assets being confirmed, so long as such Eligible Assets have been identified by the Borrower in a Pledged Eligible Assets Notice as being due to be delivered to it or otherwise become available through DTC on the same day as such Pledged Eligible Assets Notice, in each case in accordance with the terms of the Security Agreement.

(c)  Each Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs each Swingline Lender to act on its behalf), on notice given by such Swingline Lender on any Business Day no later than 3:00 P.M., New York City time to the Administrative Agent, which will in turn promptly notify each Lender, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Applicable Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lenders.  Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds promptly, but in any event prior to 5:00 P.M., New York City time, on the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lenders on a ratable basis for application by the Swingline Lenders to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes each Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans (with the proceeds of any such charge to be shared on a ratable basis with the other Swingline Lender in a manner consistent with the procedures described in Section 10.7(a)).

(d)  If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(c), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by any Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(c), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Administrative Agent for distribution to the applicable Swingline Lenders on a ratable basis an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Applicable Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(e)  Whenever, at any time after a Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount in respect of the Swingline Loans made by such Swingline Lender, a Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute to such Lender through the Administrative Agent its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans by such Swingline Lender then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(f)  Each Lender’s obligation to purchase participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against a Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5           Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (subject to Section 2.16) a commitment fee for the period from and including the date hereof to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6           Termination or Reduction of Revolving Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments.  Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Commitments then in effect.

2.7           Optional Prepayments.  The Borrower may at any time prior to 3:00 P.M., New York City Time, on any Business Day (or, in the case of prepayments of Borrowing Base A Loans, 4:00 P.M., New York City Time, on any Business Day), prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent  no later than 1:00 P.M., New York City time, on the date of such prepayment, which notice shall specify the date and amount of prepayment and whether the prepayment is of Borrowing Base A Loans or Borrowing Base B Loans.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.8           Daily Calculation of Loan Value; Mandatory Prepayments; Release of Pledged Eligible Assets.

(a)  At or prior to 11:00 A.M., New York City time, on each Business Day on which any Borrowing Base A Loans shall remain outstanding, the Administrative Agent shall calculate the Loan Value of the Pledged Eligible Assets (which calculation shall be made as of the close of business on the previous Business Day) and shall promptly provide such calculation to the Borrower.  In the event that the Administrative Agent determines that the aggregate principal amount of Borrowing Base A Loans outstanding on such Business Day exceeds the Loan Value of such Pledged Eligible Assets (a “Deficiency”), the Administrative Agent shall promptly notify the Borrower of such Deficiency in writing (any such notice, a “Deficiency Notice”).  In the event of a Deficiency, the Borrower shall, within one Business Day of receipt of a Deficiency Notice, either prepay Borrowing Base A Loans in an amount at least equal to such Deficiency or pledge additional Eligible Assets with a Loan Value at least equal to such Deficiency.

(b)  At or prior to 10:00 A.M., New York City time, on each Business Day on which any Borrowing Base B Loans shall remain outstanding, the Borrower shall deliver to the Administrative Agent a Borrowing Base B Limit Notice as of such Business Day.  In the event that the aggregate principal amount of outstanding Borrowing Base B Loans exceeds the Borrowing Base B Limit, the Borrower shall, on such Business Day, prepay Borrowing Base B Loans in an amount sufficient to cure such deficiency.  The Borrower shall also prepay the Borrowing Base B Loans in full on the first Business Day on which Borrowing Base B Loans have been outstanding for more than 30 days in any rolling period of 90 consecutive days.

(c)  Any Pledged Eligible Asset shall be released from the pledge thereof in favor of the Lenders promptly upon the request of the Borrower; provided that (i) no Event of Default has occurred and is continuing at such time and (ii) a Deficiency would not be in existence after giving effect to such release and the anticipated receipt anytime on the date of such release of any cash proceeds to be used for the prepayment of Borrowing Base A Loans or additional Eligible Assets identified by the Borrower to be used as substitute Pledged Eligible Assets.    For the avoidance of doubt, if the requirements in clauses (i) and (ii) above are satisfied, the Administrative Agent shall release Pledged Eligible Assets prior to its receipt of the cash proceeds relating to the settlement of a sale of such Pledged Eligible Assets or the confirmation of a pledge to it of substitute Eligible Assets, so long as such cash proceeds or substitute Eligible Assets (including the source thereof) have been identified by the Borrower to the Administrative Agent as being due to be received by it on the same day.

(d)  Any prepayment made pursuant to this Section 2.8 shall be accompanied by a notice delivered to the Administrative Agent specifying the date and amount of such prepayment and whether such prepayment is of Borrowing Base A Loans or Borrowing Base B Loans.

2.9           Interest Rates and Payment Dates.  (a)   Each Loan shall bear interest at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin.

(b)  (i) If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loans plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment) and (ii) if any Eligible Assets referred to in the last sentence of Section 2.2(b) are not pledged prior to the close of the DTC free pledge process on the same day as the Pledged Eligible Assets Notice relating to such Eligible Assets, if an Event of Default specified in Section 8 (c)(ii) shall occur and be continuing, the portion of the Borrowing Base A Loans then outstanding not covered by the Loan Value of the Pledged Eligible Assets shall bear interest at a rate per annum equal to the rate then applicable to the Loans plus 2%.

(c)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

2.10         Computation of Interest and Fees.  (a)   Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Federal Funds Rate.  Any change in the interest rate on a Loan shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.11         Pro Rata Treatment and Payments.  (a)   Each borrowing of Revolving Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Applicable  Percentages of the Lenders at the time thereof.

(b)  Subject to Section 2.16, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall, except as otherwise provided herein, be made prior to 3:00 P.M., New York City time (or, in the case of payments in respect of Borrowing Base A Loans, prior to 4:00 P.M. New York City time), on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  Subject to Section 2.16, the Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

(d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to its receipt of a Borrowing Request with respect to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Loans, on demand, from the Borrower.

(e)  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12         Requirements of Law.  (a)   If any Lender shall have determined that the adoption of or any change in any Requirement of Law, including regarding capital adequacy or required or targeted reserves or special deposits, or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive, including regarding capital adequacy or required or targeted reserves or special deposits (whether or not having the force of law), from any Governmental Authority, made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or assets as a consequence of its obligations or Loans hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.  This Section 2.12 shall not apply with respect to any (i) Excluded Taxes, (ii) Non-Excluded Taxes imposed (x) on or with respect to any payments pursuant to this Agreement or any other Loan Document, or (y) on gross or net income, profits, or revenue (including franchise taxes imposed in lieu of net income taxes or value-added or similar taxes), or (iii) Other Taxes, in each case, whether or not Borrower is responsible for such taxes pursuant to Section 2.13 (for the absence of doubt, the Borrower’s responsibility for any taxes pursuant to this Section 2.12 shall be without duplication of any additional amounts paid pursuant to Section 2.13).

(b)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13         Taxes.  (a)  Except as otherwise provided by law, all payments made by or on account of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding any such amounts resulting from (A) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender (or Transferee) or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) or any other recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (B) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (A) above, (C) any taxes to the extent such taxes are imposed as a result of a Lender not providing the proper forms or other documentation described in paragraph (e) or (f) of this Section, (D) United States withholding taxes imposed pursuant to a Requirement of Law in effect (treating FATCA as in effect on and as of the date hereof) at the time such Lender (or Assignee) becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding taxes pursuant to this paragraph or (E) any taxes that are imposed as a result of any relocation of a Lender’s office to which payment by the Borrower is made and which relocation occurs after the Lender becomes a Lender (such excluded items, “Excluded Taxes”); provided that, if any taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than Excluded Taxes (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the

Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if no such deductions or withholdings had been made.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent a certified copy of an original official receipt received by the Borrower showing payment thereof or, if such receipt is not available from the Governmental Authority, other documentary evidence reasonably acceptable to the Administrative Agent.  Without duplication of any additional amounts paid pursuant to Section 2.13(a), if (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority (and after having had the ability to contest in good faith the payment of such taxes), (ii) fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are directly imposed on the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure or direct imposition, whether or not such Non-Excluded Taxes, Other Taxes, incremental taxes, interest or penalties were correctly or legally imposed or assessed by the relevant Governmental Authority; provided however that the Administrative Agent or Lender provides proper documentation of the amount owing to such Governmental Authority.

(d)  Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)  Each Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and, with respect to any non-U.S. withholding taxes, in such Lender’s judgment the completion, execution or submission of any such documentation prescribed by the applicable law of such jurisdiction (other than any documentation prescribed by the applicable law of the jurisdiction in which such Lender is organized or its lending office is located) would not materially prejudice the legal position of such Lender or subject such Lender to any material unreimbursed cost.

(f)  Without limiting the generality of Section 2.13(e) above, each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender” and any other lender, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8ECI, as applicable, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and an IRS Form W-8BEN, or any subsequent versions thereof or successors thereto, in each case, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by or on behalf of the Borrower under this Agreement and the other Loan Documents; provided, however, that any initial Lender that is a Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent such forms described above claiming complete exemption from U.S. federal withholding tax on all payments by or on behalf of the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In the case of a Non-U.S. Lender that does not act (or ceases to act) for its own account with respect to any portion of any sums paid or payable to such Lender under this Agreement, including a Non-U.S. Lender that is treated as a partnership for U.S. federal income tax purposes, such Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent two properly completed and duly executed copies of IRS Form W-8IMY, together with the appropriate IRS Form W-8BEN, W-8ECI or W-8IMY, W-9 and/or non- bank certificate with respect to each beneficial owner, and any other certificate or statement of exemption required under the Code or the regulations thereunder, to establish that such Non-U.S. Lender is not acting for its own account with respect to any portion of any such sums payable to such Non-U.S. Lender and to establish that any such amounts may be received without deduction for, or at a reduced rate of, United States federal withholding tax,  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Each U.S. Lender shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related Participation shall have been purchased) two copies of IRS Form W-9 certifying such U.S. Lender is exempt from U.S. withholding tax.  Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.  If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g)  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest (to the extent accrued from the date such refund is paid over to the Borrower) or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)  The agreements in this Section 2.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.15         Replacement of Lenders.  (a)    The Borrower shall be permitted to replace, or terminate the Commitment of, any Lender that (A) requests or becomes entitled to (and does not waive) reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a) or (B) becomes a Defaulting Lender; provided that (x) in the case of a replacement (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.14 that has eliminated the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent and each Swingline Lender, if any, that holds Swingline Loans outstanding at the time of such replacement (such approvals not to be unreasonably withheld or delayed), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13, as the case may be, and (y) any such replacement or termination shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)  If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.1 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (b) being referred to as a “Non-Consenting Lender”), then, a Person or Persons designated by the Borrower and reasonably acceptable to the Administrative Agent and each Swingline Lender, if any, that holds Swingline Loans at such time, shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to such Person or Persons, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated at par pursuant to an Assignment and Assumption; provided that such Person shall not be the Borrower or any of its Affiliates.

2.16         Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5;

(b)   the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders, the Supermajority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to other affected Lenders shall require the consent of such Defaulting Lender;

(c)  unless otherwise agreed by the Administrative Agent and the Borrower, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to all other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.17         Incremental Commitments.

(a)  The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments, as the case may be, in their own discretion; provided, that (i) each Incremental Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) unless such Incremental Lender is a Lender, and (ii) each Incremental Commitment shall be on the same terms as the existing Commitments and in all respects shall become a part of the Commitments hereunder on such terms; provided, that, the Applicable Margin and Commitment Fee Rate applicable to the then-existing Commitments shall automatically be increased (but in no event decreased) to the extent necessary to cause any Incremental Commitment to comply with this clause (ii).  Such notice shall set forth (i) the amount of the Incremental Commitments being requested (which shall be in minimum increments of $5 million and a minimum amount of $25 million or equal to the remaining Incremental Amount), (ii) the aggregate amount of Incremental Commitments, which shall not exceed the Incremental Amount, and (iii) the date on which such Incremental Commitments are requested to become effective (the “Increased Amount Date”).

(b)  The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement.  Each of the parties hereto hereby agrees that upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Commitments by the amount of the Incremental Commitments evidenced thereby.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)  Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.17 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (c) and (d) of Section 4.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, and (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation to the extent reasonably required by the Administrative Agent, in each case consistent with those delivered on the Closing Date under Section 4.1 and such additional documents and filings as the Administrative Agent may reasonably require to assure that the Revolving Loans in respect of Incremental Commitments are secured by the Collateral ratably with all other Revolving Loans.

(d)  Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure all Revolving Loans in respect of Incremental Commitments, when originally made, are included in each Borrowing of outstanding Revolving Loans on a pro rata basis.

SECTION 3.   REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender that:

3.1           Financial Condition.  The audited consolidated balance sheets of each Loan Party and its respective Subsidiaries as at December 31, 2007, December 31, 2008 and December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of each Loan Party and its respective Subsidiaries as at such date, and the consolidated results of their operations and consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheets of each Loan Party and its respective Subsidiaries as at September 30, 2010, the unaudited consolidated statements of income and cash flows for the Guarantor and its Subsidiaries for the nine-month period ended on such date and the Quarterly Condensed Consolidated Financial Statements for the Borrower and its Subsidiaries for its fiscal quarter ended September 30, 2010, present fairly the consolidated financial condition of each Loan Party and its respective Subsidiaries as at such date, and the consolidated results of their operations and consolidated cash flows for the nine- or three-month, as the case may be, period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  As of the Closing Date, the Guarantor and its Subsidiaries, taken as a whole, have no material Guarantee Obligations, material contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph, referred in the notes thereto or described under the heading “Legal Proceedings” of the Guarantor’s Form 10-Q, filed November 9, 2010 (for the period ended September 30, 2010) or listed on Schedule 3.1 hereto.

3.2           No Change.  Since December 31, 2009, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3           Existence; Compliance with Law.  Each Material Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) in the case of each Broker-Dealer Subsidiary, has obtained the Broker-Dealer Licenses and Memberships and Broker-Dealer Registrations, which, in each case, are the licenses, memberships and registrations necessary in the normal conduct of its business, (d) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (e) is in compliance with all Requirements of Law, except, in the case of clauses (c), (d) and (e) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4           Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority, FINRA or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 3.18 or (iii) such other consents, authorizations, filings and notices the failure to receive or make would not reasonably be expected to have a Material Adverse Effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any material Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents).

3.6           Litigation.  Except for matters described under the heading “Legal Proceedings” of the Guarantor’s Form 10-Q, filed November 9, 2010 (for the period ended September 30, 2010), no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority or FINRA is pending or, to the knowledge any Loan Party, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7           No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.8           Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except in each case as would not reasonably be expected to have a Material Adverse

Effect, and none of such property of the Guarantor is subject to any Lien except as permitted by Section 6.2.

3.9           Intellectual Property.  Each Material Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except as may have been disclosed in a Loan Party’s filings with the SEC prior to the date hereof, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, and the use of Intellectual Property by each Material Group Member does not infringe on the rights of any Person in any respect, except in each case as would not reasonably be expected to have a Material Adverse Effect.

3.10         Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority other than (a) any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member or (b) except in the case of filing consolidated Federal income tax returns, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of any Loan Party, no material tax lien (other than any lien described in Section 6.2(a)) has been filed with respect to any such tax, fee or other charge.

3.11         Federal Regulations.  (a)  The Borrower is an “exempted borrower” within the meaning of such quoted term under Regulation U, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the Regulations of the Board.

(b)  Each Broker-Dealer Subsidiary that is a Domestic Subsidiary is a broker and dealer subject to the provisions of Regulation T of the Board.  Each Broker-Dealer Subsidiary that is a Domestic Subsidiary maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Subsidiary does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, and members of each Broker-Dealer Subsidiary that is a Domestic Subsidiary regularly supervise its activities and the activities of members and employees of such Broker-Dealer Subsidiary to insure that such Broker-Dealer Subsidiary does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, except for occasional inadvertent failures to comply with Regulation T in connection with transactions which are not material either in number or amount.

3.12         ERISA. Except as set forth on Schedule 3.12, neither a Reportable Event nor a failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount and there has been no determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).  No Loan Party or Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and no Loan Party or any Commonly Controlled Entity would become subject to any material liability under ERISA if any such Loan Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made.  No such Multiemployer Plan is in Reorganization or Insolvent, and no Loan Party or Commonly Controlled Entity has received a notice of a determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

3.13         Membership in FINRA; Registration, etc.  Each Broker-Dealer Subsidiary that (a) is a Domestic Subsidiary is a member in good standing of FINRA and is duly registered as a broker-dealer with the SEC and in each state where the conduct of a material portion of its business requires such registration and (b) is not a Domestic Subsidiary is duly registered as a broker-dealer with the applicable governing body where the conduct of its business requires such registration.  Each Loan Party is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to borrow Loans under the provisions hereof.

3.14         Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of a Loan Party and, as to each such Subsidiary, the percentage of issued Capital Stock owned by any Loan Party or any Subsidiary of a Loan Party and (b) all of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

3.15         Use of Proceeds.  (a) The proceeds of the Borrowing Base A Loans shall be used to meet the liquidity needs of the Borrower arising as a result of or in connection with (i) financing security positions arising from non-standard settlements, (ii) financing security positions arising from disruptions caused by a default of a depositary or the rejection of securities deliveries in connection with executed trades or due to problems with the Fed Wire or other money transfer system, (iii) financing failed settlements, (iv) clearing fund deposit requirements or (v) other working capital purposes.

(b) The proceeds of the Borrowing Base B Loans shall only be used to satisfy NSCC Deposit Requirements.

3.16         Environmental Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a)  the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)  no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)  no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)  the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)  no Group Member has assumed any liability of any other Person under Environmental Laws.

3.17         Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading; provided, that the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.18         Security Documents.  The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a), the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Agreement), in each case to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or such other filings specified on Schedule 3.18(a)), in each case prior and superior in right to any other person (other than Permitted Liens).  In the case of the Collateral described in the

Security Agreement a Lien on which can be perfected by control, when the Administrative Agent has control of such Collateral, the Security Agreement shall create a fully perfected Lien on, and security interest in such Collateral and the proceeds thereof, in each case prior and superior in right to any other Person (except for Limited Permitted Liens), except to the extent otherwise provided in the Uniform Commercial Code.

SECTION 4.   CONDITIONS PRECEDENT

4.1           Conditions to Closing Date.  The effectiveness of this Agreement and the obligation of each Lender to make Loans hereunder is subject to the satisfaction of the following conditions precedent (if not otherwise waived in accordance with Section 10.1) on the Closing Date:

(a)   Credit Agreement; Security Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, the Guarantor and each Person listed on Schedule 1.1A and (ii) the Security Agreement, executed and delivered by the Borrower.

(b)   Financial Statements.  The Administrative Agent shall have received the financial statements referred to in Section 3.1 (it being understood that any public filing of such financials with the SEC shall constitute delivery of such financials).

(c)   Approvals.  All governmental and third party approvals (including shareholder approvals, if any) necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d)   Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions and offices in the United States where liens on material assets of the Borrower are required to be filed or recorded.

(e)   Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(f)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(g)   Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)    the legal opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Borrower and its Subsidiaries, in form and substance reasonably acceptable to the Administrative Agent; and

(ii)   the legal opinion of P. Mats Goebels, general counsel of the Guarantor and its Subsidiaries, in form and substance reasonably acceptable to the Administrative Agent.

(h)   Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall be in proper form for filing, registration or recordation.

(i)    Patriot Act and Anti-Money Laundering Legislation.  The Administrative Agent and the Lenders  shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” rules and the Patriot Act reasonably requested by such Person at least two Business Days prior to the Closing Date in writing.

4.2           Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a)     Borrowing Notices.  The Administrative Agent and, in the case of Swingline Loans, the Swingline Lender or Swingline Lenders, shall have received a Borrowing Request and a Pledged Eligible Assets Notice or a Borrowing Base B Limit Notice, as applicable and each required telephonic notice provided in Sections 2.2(a) and 2.4(a), as applicable.

(b)     DTC Pledge.  With respect to Borrowing Base A Loans, the Borrower shall have instructed DTC to credit the Eligible Assets contemplated to be delivered pursuant to Section 2.1 or 2.3, as applicable, as identified in the applicable Pledged Eligible Assets Notice to the pledgee account of the Administrative Agent with DTC upon, if necessary, delivery of such Eligible Assets to the Borrower or payment by it therefor.

(c)     Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date or, if such representation and warranty relates to a specific date, then as of such date; and, in the case of a Borrowing Base A Loan to be secured with Pledged Eligible Assets from a Non-Diversified Pool, such Pledged Eligible Assets are designated to be delivered by the Borrower pursuant to a purchase or sale transaction at an agreed price.

(d)     No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.   AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount (other than contingent indemnification obligations for which no claim has been made) is owing to any Lender or the Administrative Agent hereunder, such Loan Party shall and shall cause each of its Subsidiaries to:

5.1           Financial Statements.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)   not later than the earlier of (x) 90 days after the end of each fiscal year of the Guarantor and (y) the date on which the same is required to be filed with the SEC, (i) a copy of the audited consolidated balance sheets of the Guarantor and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and (ii) a copy of the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and cash flows for such fiscal year, in each case reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b)   (i) not later than the earlier of (x) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Guarantor and (y) the date on which the same is required to be filed with the SEC, the unaudited consolidated balance sheets of the Guarantor and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Guarantor as being fairly stated in all material respects (subject to normal year-end audit adjustments), and (ii) not later than 45 days after the end of each quarterly period of each fiscal year of the Borrower, the Part II FOCUS Report of the Borrower for such quarter.

All such financial statements (other than Part II FOCUS Reports) shall fairly present in all material respects the financial condition and results of operations of each Loan Party to which such financial statements relate and such Loan Party’s respective consolidated Subsidiaries and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, where applicable.  All such Part II FOCUS Reports shall fairly present in all material respects the financial condition and results of operations of the Borrower and shall be prepared in reasonable detail.  Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered by posting such documents electronically with notice to the Administrative Agent and each Lender thereof and if so posted, shall be deemed to have been delivered on the date (i) on which such Loan Party posts such documents, or provides a link thereto on the Internet at the Guarantor’s website address at www.itg.com; or (ii) on which such documents are posted on such Loan Party’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

5.2           Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (d), to the relevant Lender):

(a)   concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer of the Guarantor stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party;

(b)   within five Business Days after the same are sent, copies of all financial statements and reports that the Guarantor sends to the public holders of any class of its debt securities or public equity securities, to the extent not otherwise provided on the Internet at the Guarantor’s website address at www.itg.com;

(c)   within five Business Days after the end of each calendar month, a certificate of a Responsible Officer of the Borrower indicating the Eligible NSCC Margin Deposits in effect for each Business Day in the most recently ended calendar month; and

(d)   promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

5.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) such failure would not reasonably be expected to have a Material Adverse Effect.

5.4           Maintenance of Existence; Compliance.  (a)(i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges, Broker-Dealer Licenses and Memberships, Broker-Dealer Registrations and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 or Section 6.4(e) and except to the extent (other than with respect to the preservation of the existence of the Loan Parties) that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5           Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6           Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice to the Loan Parties, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, all at any reasonable time during normal business hours and so often as may reasonably be desired.

5.7           Notices.  Promptly give notice to the Administrative Agent and each Lender of (to the extent not promptly delivered on the Internet at the Guarantor’s website address at www.itg.com):

(a)   the occurrence of any Default or Event of Default;

(b)   any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance or (ii) which relates to any Loan Document;

(c)   the following events, as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, the determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien in favor of the PBGC or a Single-Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (ii) the institution of proceedings by the PBGC, any Loan Party, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from or Reorganization or Insolvency of any Multiemployer Plan, the termination of any Single-Employer Plan, or determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA);  and

(d)   any development or event that, in the reasonable judgment of any Loan Party, has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Guarantor setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8           Compliance with Regulatory Requirements.  The Borrower will, and the Guarantor will cause each Broker-Dealer Subsidiary to comply with all material rules and regulations of the SEC and FINRA applicable to it (including such rules and regulations dealing with net capital requirements); except where the failure to so comply is immaterial non-compliance with such rules and regulations.

SECTION 6.   NEGATIVE COVENANTS

Each Loan Party hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount (other than contingent indemnification obligations for which no claim has been made) is owing to any Lender or the Administrative Agent hereunder, such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1           Financial Condition Covenants.

(a)  Maximum Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio at any time of the Guarantor and its Subsidiaries to exceed [**] to [**].

(b)  Minimum Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than (i) with respect to the Borrower, $[**] or (ii) with respect to the Guarantor, $[**] (in each case, the “Minimum TNW”); provided that the Minimum TNW of the Guarantor shall be reduced by [**]% of the sum of (x) the value of goodwill (net of any impairment)

acquired in connection with Permitted Acquisitions as determined in accordance with GAAP as of the time of any such Permitted Acquisition and (ii) the consideration paid in effecting any repurchases of Capital Stock of the Guarantor by the Guarantor since the Closing Date; provided further that in no event shall the Minimum TNW of the Guarantor be reduced below $[**].

(c)  Minimum Regulatory Capital.  Permit the Net Capital of the Borrower at any time to be less than $[**] in excess of the minimum amount of Net Capital required by the Exchange Act.

(d)  Minimum Liquidity Ratio. Permit the Liquidity Ratio of the Borrower at any time to be less than [**] to [**].

6.2           Liens.  Create, incur, assume or suffer to exist any Lien upon any property of the Guarantor, whether now owned or hereafter acquired, except:

(a)   Liens for taxes not yet due or that are being contested in good faith; provided that, to the extent required, adequate reserves with respect thereto are maintained on the books of the Guarantor in conformity with GAAP;

(b)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)   pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)   deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Guarantor;

(f)    Liens in existence on the date hereof listed on Schedule 6.2(f) and Liens incurred to secure any Indebtedness to refinance Indebtedness secured by such Liens; provided that no such Lien is spread to cover any additional property after the Closing Date (other than (A) after-acquired property that is related to the property covered by such Lien and (B) proceeds and products of such property) and that the principal amount of Indebtedness secured thereby is not increased;

(g)   Liens on fixed or capital assets acquired, constructed or improved by the Guarantor; provided that (i) such security interests are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property of the Guarantor (other than (A) after-acquired property that is related to the property covered by such Lien and (B) proceeds and products of such property);

(h)   Liens created pursuant to the Security Documents;

(i)    any interest or title of a lessor under any lease entered into by the Guarantor in the ordinary course of its business and covering only the assets so leased;

(j)    any Lien existing on any property or asset prior to the acquisition thereof by the Guarantor; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Guarantor and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of such date;

(k)   Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate detract from the value of its property or assets or impair the use thereof in the operation of its business;

(l)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(h) or securing appeal or other surety bonds relating to such judgments;

(m)  Liens securing Indebtedness of the Guarantor; provided that such Indebtedness is stated to mature after (and includes no fixed repayment or repurchase obligations other than customary amortization and customary mandatory prepayments or redemptions for similar Indebtedness prior to) the date that is 180 days after the Termination Date;

(n)   Liens securing Indebtedness of the Guarantor if the obligations of the Guarantor under Section 7 are secured equally and ratably with or senior to the Liens securing such Indebtedness; provided that if requested by the Borrower with respect to such Liens, the Administrative Agent shall (and is hereby authorized to), on behalf of itself and the Lenders, enter into an intercreditor agreement reasonably satisfactory to the Administrative Agent providing that such new Liens will be secured equally and ratably with, or junior to (as directed by the Borrower) the Liens granted in respect of the Obligations, on customary terms;

(o)   Liens on fixed assets owned by and leaseholds of the Guarantor; provided that the aggregate principal amount at any time outstanding of obligations secured by such Liens incurred pursuant to this clause (o) shall not exceed $30,000,000; and

(p)   any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (f), (g) and (j); provided that (i) the obligations secured thereby shall be limited to the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in the foregoing clauses, extensions, renewals and replacements thereof) and (ii) such Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (and any (A) after-acquired property that is related to the property covered by such Lien and (B) proceeds and products of such property).

6.3           Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)   the Guarantor or any of its Subsidiaries may merge, amalgamate or consolidate with any Person; provided that (A) in the case of any merger, amalgamation or consolidation involving the Borrower, the Borrower shall be the continuing or surviving corporation and (B) in the case of any merger or consolidation involving the Guarantor, the Guarantor shall be the surviving Person;

(b)   any Subsidiary of the Guarantor (other than the Borrower) may Dispose of all or substantially all of its assets (i) to the Guarantor or any Subsidiary or (ii) pursuant to a Disposition permitted by Section 6.4;

(c)   any Investment expressly permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; and

(d)   any Subsidiary of the Guarantor (other than the Borrower) may liquidate, wind up or dissolve if the Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Loan Parties and the Borrower and is not materially disadvantageous to the Lenders.

6.4           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)   the Disposition of obsolete or worn out property in the ordinary course of business;

(b)   the sale of inventory and other assets (including securities and derivatives) in the ordinary course of business;

(c)   Dispositions permitted by clause (i) of Section 6.3(b);

(d)   the sale or issuance of the Capital Stock of any Subsidiary of the Guarantor to any Group Member

(e)   (i) the sale by any Loan Party of its property or assets to another Loan Party, (ii) the sale by any Subsidiary of the Guarantor (other than the Borrower) of its property or assets to another Group Member.

(f)    any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.5 or 6.7, respectively;

(g)   the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)   sales or grants of licenses or sublicenses to use the Guarantor’s or any of its Subsidiaries’ trademarks, patents, trade secrets, know-how or other intellectual property and technology to the extent that such sale, license or sublicense does not prohibit the licensor from using such trademark, patent, trade secret, know-how, technology or other intellectual property and is in the ordinary course of business;

(i)    the sale by the Guarantor or any of its Subsidiaries of computer and other similar equipment not to exceed $30,000,000 in the aggregate;

(j)    any Disposition of property or issuance or sale of any shares of the Capital Stock of any Subsidiary of the Guarantor (other than the Borrower) so long as (i) no Default shall have occurred and be continuing or would exist after giving effect thereto (ii) such Disposition to a Person that is not a Group Member is for consideration at least equivalent to the fair market value of such property or Capital Stock and (iii) the Guarantor shall be in compliance, on a pro forma basis after giving effect to such Disposition, with the covenants contained in Section 6.1 recomputed as at the last day of the most recently ended fiscal quarter of the Guarantor and the Subsidiaries as if such Disposition had occurred on the first day of each relevant period for testing such compliance; and

(k)   the Disposition of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

6.5           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Guarantor (collectively, “Restricted Payments”), except that the Guarantor may make Restricted Payments so long as no Default shall have occurred and be continuing or would exist after giving effect thereto.

6.6           Capital Expenditures.  Make or commit to make any Capital Expenditure, except (a) Capital Expenditures described on Schedule 6.6 hereto and (b) Capital Expenditures of the Guarantor and its Subsidiaries in the ordinary course of business not exceeding $40,000,000 per fiscal year; provided, that such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in any succeeding fiscal year.

6.7           Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)   extensions of trade credit in the ordinary course of business;

(b)   investments in Cash Equivalents (and other Investments in the ordinary course of a broker-dealer business);

(c)   Guarantee Obligations incurred in the ordinary course of business by the Guarantor or any of its Subsidiaries of obligations of the Guarantor or any Subsidiary;

(d)   loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e)   other Investments constituting Permitted Acquisitions;

(f)    intercompany Investments by any Group Member in another Group Member;

(g)   Investments consisting of extensions of credit entered into or made or that are received in the ordinary course of business in accordance with normal practice and Investments in Swap Agreements;

(h)   Investments existing on the date hereof and set forth on Schedule 6.7(h) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.7; and

(i)    in addition to Investments otherwise expressly permitted by this Section, any Investment by the Guarantor or any of its Subsidiaries so long as (i) no Default shall have occurred and be continuing or would exist after giving effect thereto and (ii) the Guarantor shall be in compliance, on a pro forma basis after giving effect to such Investment, with the covenants contained in Section 6.1 recomputed as at the last day of the most recently ended fiscal quarter of the Guarantor and the Subsidiaries as if such Investment had occurred on the first day of each relevant period for testing such compliance.

6.8           Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any other Group Member) unless such transaction is (a) (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the relevant Group Member, or (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (b) a Restricted Payment permitted by Section 6.5.

6.9           Changes in Fiscal Periods.  Permit the fiscal year of a Loan party to end on a day other than December 31 or change a Loan Party’s method of determining fiscal quarters.

6.10         Lines of Business.  Enter into any business (including, for the avoidance of doubt, through any Investment permitted by Section 6.7), either directly or through any Subsidiary, except for those businesses in which the Guarantor and its Subsidiaries are engaged on the Closing Date and businesses similar, ancillary, complementary or otherwise reasonably related thereto or that are a reasonable extension, development or expansion thereof.

SECTION 7.   GUARANTEE

7.1           Guarantee.  (a) The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders, and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)  Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by the Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)  The Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of the Guarantor hereunder without impairing the guarantee contained in this Section 7 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)  The guarantee contained in this Section 7 shall remain in full force and effect until all the Obligations (other than contingent indemnification obligations for which no claim has been made) and the obligations of the Guarantor under the guarantee contained in this Section 7 shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

(e)  No payment made by the Borrower, the Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by the Guarantor in respect of the Obligations or any payment received or collected from the Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of the Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

7.2           No Subrogation.  Notwithstanding any payment made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations (other than contingent indemnification obligations for which no claim has been made) are paid in full and the Commitments are terminated.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations (other than contingent indemnification obligations for which no claim has been made) shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

7.3           Amendments, etc. with respect to the Obligations.  The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, the Supermajority Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 7 or any property subject thereto.

7.4           Guarantee Absolute and Unconditional.  The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 7 or acceptance of the guarantee contained in this Section 7; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, increased or waived, in reliance upon the guarantee contained in this Section 7; and all dealings between the Borrower and the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 7.  The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the

Obligations.  The Guarantor understands and agrees that the guarantee contained in this Section 7 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under the guarantee contained in this Section 7, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7.5           Reinstatement.  The guarantee contained in this Section 7 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

7.6           Payments.  The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 8.   EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)   any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate (including any certification of any financial statement) furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)   (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6 hereof or (ii) the Borrower shall fail to cure the Deficiency, if any, arising as a result of its failure to effect a DTC pledge of any Eligible Assets referred to in the last sentence of Section 2.2(b) prior to the close of the DTC free pledge process on the same day as the Pledged Eligible Assets Notice relating to such Eligible Assets has been furnished to the Administrative Agent (it being understood that any such Deficiency shall be deemed cured upon repayment by the Borrower to the Administrative Agent of an amount equal to such Deficiency by 4:00 P.M. New York City time on such date); or

(d)   any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)   any Material Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and the Guarantee Obligations with respect thereto described in Section 7 hereof) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (with all applicable grace periods having expired), with the giving of notice if required, such Indebtedness to become due prior to its stated maturity (or, in the case of any Swap Agreement, other than in accordance with its terms); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f)    (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Material Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)     (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standards (as defined in Sections 412 or 430 of the Code or 302 of ERISA), whether or not waived, shall exist with respect to any Plan, any Single Employer Plan shall be determined to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or any Lien in favor of the PBGC or a Single-Employer Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan under Title IV of ERISA, (iv) any Single Employer Plan shall terminate under Title IV of ERISA, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or a determination that such Multiemployer Plan is, or the determination that a Multiemployer Plan is expected to be, in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)   one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability (not paid or to the extent not covered by insurance) of $25,000,000 or more, and all such judgments or decrees shall not have been waived, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)    except as expressly permitted hereunder or thereunder, any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)    except as expressly permitted hereunder or thereunder, the guarantee contained in Section 7 of this Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)   (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Guarantor; or (ii) the board of directors of the Guarantor shall cease to consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required

Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.   THE AGENTS

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, email, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent.  The

Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7           Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8           Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and Section 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10         Syndication Agent; Documentation Agent.  Neither the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10.   MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each

Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, subject to Section 2.15(b), no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definitions of Required Lenders or Supermajority Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release any Collateral (except as provided for in the Loan Documents) or release the Guarantor from its obligations under the guarantee contained in Section 7 of this Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provisions in Section 2.11(a), (b) and (c) without the written consent of each Lender adversely affected thereby; (v) amend or modify the definitions of “Eligible Assets” or “Loan Value”, to the extent such amendment or modification would result in a less restrictive standard than set forth in such definitions, in each case without the written consent of  the Supermajority Lenders (provided that, for the avoidance of doubt, notwithstanding the foregoing clause (v), exchange-traded funds (other than leveraged exchange-traded funds) shall be considered “Eligible ETFs” upon the request of the Borrower and with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed));  (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any of the rights or duties of the Swingline Lenders without the written consent of each Swingline Lender, if any, that holds a Swingline Loan that is outstanding at the time that such amendment, modification or waiver becomes effective or (viii) amend, modify or waive any provision of Section 2.16 or the definition of the term “Defaulting Lender” without the written consent of the Administrative Agent or, if any Swingline Loans are outstanding at such time, the applicable Swingline Lender or Swingline Lenders (for the avoidance of doubt, this clause (viii) shall be the only clause in this proviso applicable to any such amendment, modification or waiver of Section 2.16 or the definition of the term “Defaulting Lender”).  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Notwithstanding the foregoing, the Administrative Agent shall be authorized and directed to enter into an intercreditor agreement on the terms described in Section 6.2(n) without the consent of any of the Lenders.  Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Commitments on substantially the same basis as the Loans (including, for the avoidance of doubt, the amendments contemplated by the proviso of Section 2.17(a)(ii)).

10.2         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Investment Technology Group, Inc. 380 Madison Avenue New York, New York 10017
Attention: General Counsel
Telecopy: 212-444-6494
Telephone: 212-588-4000

with a copy to:
Investment Technology Group, Inc. 380 Madison Avenue New York, New York 10017
Attention: Chief Financial Officer
Telecopy: 212-444-4151
Telephone: 212-588-4000

Administrative Agent:	JPMorgan Chase Bank, N.A. 1111 Fannin Street Houston, TX 77002
Attention: Carla Kinney
Telecopy: (713) 374-4312 Telephone: (713) 750-3560

with a copy to: JPMorgan Chase Bank, N.A. (MC: DE3-5000) 500 Stanton Christiana Road Newark, Delaware 19713 Attention: Marc Sendra Telecopy: (917) 464-9985 Telephone: (302) 552-0835

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5         Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and its Affiliates (without duplication) for all of their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, the syndication of the credit facilities provided for herein and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated reasonable fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction (unless a conflict exists, in which case the reasonable fees and expenses of one additional legal counsel (plus one local counsel per jurisdiction, if necessary) for each group of affected Lenders that is, as among themselves, not conflicted, shall be covered) and except for allocated costs of in-house counsel) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), regardless of whether any Indemnitee is a party thereto, provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such

Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Guarantor agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the attention of the General Counsel of the Borrower (Telephone No. 212-588-4000) (Telecopy No. 212-444-6494) with a copy to the attention of the Chief Financial Officer of the Borrower (Telephone No. 212-588-4000) (Telecopy No. 212-444-4151), both at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;

(B) the Administrative Agent (such consent not to be unreasonably withheld); and

(C) each Swingline Lender that holds any Swingline Loan outstanding at the time such assignment is consummated (such consent not to be unreasonably withheld).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12 or 2.13).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(iii) of this Section, the parties hereto agree that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13, and in the case of Section 2.13(e) and (f) subject to the same obligations, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii) Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(iii)  A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant complies with Sections 2.13(e) and (f).

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7         Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers.  Each Loan Party hereby irrevocably and unconditionally:

(a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in Manhattan, the courts of the United States for the Southern District of New York in Manhattan, and appellate courts from any thereof;

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13       Acknowledgements.  Each Loan Party hereby acknowledges that:

(a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)     neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

10.14       Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, for the avoidance of doubt, in the circumstances described in Section 2.8(c) hereof) or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)  At such time as the Loans and the other Obligations under the Loan Documents (other than obligations under or in respect of contingent indemnification obligations for which no claim has been made) shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Loan Documents (including the Obligations) shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15       Confidentiality.  Each of the Administrative Agent and each Lender agrees to keep, and to cause its Affiliates to keep, confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the

Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its Affiliates, its and its Affiliates employees, directors, officers and agents, including accountants, legal counsel and other advisors or to any other Lender or Participant (it being understood that such disclosure will be made only to such Persons who have the need to know such information and only if the Persons to whom such disclosure is made are informed of the confidential nature of such Information, instructed to keep such information confidential and receive such information in connection with (i) their evaluation of the ability of the Borrower to repay the Loans and perform their other obligations under the Loan Documents, (ii) administering the Obligations under this Agreement, (iii) servicing the Borrowings hereunder, (iv) protecting their interests under this Agreement or (v) performing any similar function in connection with any other extension of credit by the Lenders to the Guarantor or a Subsidiary (excluding any transaction in any public security of the Guarantor or a Subsidiary), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a known breach of any requirement to keep such information confidential, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16       WAIVERS OF JURY TRIAL.  THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17       USA PATRIOT Act.  Each Lender subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is hereby required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower shall provide all documentation and information that each Lender reasonably requests (a) in order to satisfy such Lender’s obligations under the Patriot Act or (b) that is required by bank regulatory authorities under applicable “know your customer” rules and regulations.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ITG INC.

By:	/s/ Steven Vigliotti
	Name:	Steven Vigliotti
	Title:	Chief Financial Officer

By:	/s/ Bob Gasser
	Name:	Bob Gasser
	Title:	Chief Executive Officer

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Steven Vigliotti
	Name:	Steven Vigliotti
	Title:	Chief Financial Officer

By:	/s/ Bob Gasser
	Name:	Bob Gasser
	Title:	Chief Executive Officer

Signature Page to the ITG Inc. Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Henry E. Stuart
	Name:	Henry E. Stuart
	Title:	Executive Director
JP Morgan Chase Bank, N.A.

Signature Page to the ITG Inc. Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent and as a Lender

By:	/s/ Matthew C. White
	Name:	Matthew C. White
	Title:	Vice President

Signature Page to the ITG Inc. Credit Agreement

BANK OF MONTREAL, as Documentation Agent and as a Lender

By:	/s/ Linda C. Haven
	Name:	Linda C. Haven
	Title:	Managing Director

Signature Page to the ITG Inc. Credit Agreement

U.S. Bank National Association, as a Lender

By:	/s/Robert L. Barrett
	Name:	Robert L. Barrett
	Title:	Senior Vice President

Signature Page to the ITG Inc. Credit Agreement

Chang Hwa Commercial Bank Ltd., as a Lender

By:	/s/ Dawn Cheng
	Name:	Dawn Cheng
	Title:	AVP & AGM

Signature Page to the ITG Inc. Credit Agreement